STLD01-1413960-1 NEWS RELEASE Contact: Jerome Fagerland For Immediate Release 87590 Hillcrest Rd. P.O. Box 391 Atkinson, Nebraska 68713 Phone (402) 925-5570 NEDAK ETHANOL, LLC ANNOUNCES AMENDMENTS TO EPC CONTRACT AND LOAN AGREEMENTS ATKINSON, NEBRASKA -- (April 15, 2008) -- Jerome Fagerland, President of NEDAK Ethanol LLC, and the NEDAK Ethanol LLC Board of Directors, announced that the Company has negotiated a major step forward toward the completion of the Company's 44 million gallon ethanol plant under construction a short distance northeast of Atkinson. Fagerland said a revision to the EPC contract with Delta T Corporation has been negotiated whereby the Company will receive liquidated damages if certain milestones are not met, a fixed completion date and the guaranty of Delta T Corportion's parent, Bateman Litwin N.V., a Netherlands Corporation headquartered in Tel-Aviv, Israel. In exchange the Company has agreed to pay Delta T Corporation an additional $5 million over a certain period. Additionally, certain amendments to the Company's credit agreement with its lender, AgCountry Farm Credit Services, have been negotiated, as necessitated by the changes agreed to with Delta T Corporation. "The changes also give us the advantage of a guaranteed completion date," Fagerland said. He added that there have been a limited number of construction workers at the NEDAK site recently. "Since the negotiations have been completed, the labor force has increased to more than 200 on-site," Fagerland added. He said that NEDAK will be finalizing the staffing of its permanent labor force within the next 30 days. "The plant is now 84% complete...which is good, but it isn't where we want to be," he said. "We currently anticipate that the plant will be completed and in production this summer around mid July," he said. "We're all hopeful that the forecasts for more pleasant weather are correct." This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. NEDAK Ethanol may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in NEDAK Ethanol's filings with the Securities and Exchange Commission. Additional information with respect to these and other factors, which could materially affect NEDAK Ethanol and its operations, are included on certain forms NEDAK Ethanol has filed with the Securities and Exchange Commission. NEDAK Ethanol assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. # # #